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Exhibit 10.8

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December 13, 2004

Chris Russell
P.O. Box 2967
Culver City, CA 90231

Dear Chris;

        DivXNetworks, Inc. is pleased to formally extend to you an offer of employment for the position of Vice President, Advanced Technology based in San Diego, CA. You will be expected to perform various duties consistent with your position and will report to Jordan Greenhall, CEO. Of course, the Company may change your position, duties, and work location from time to time as it deems necessary.

        Your compensation will be $12,000 per month (equivalent to $150,000 per annum) less payroll deductions and all required withholdings. You will be paid semi-monthly. You will also receive relocation assistance in the amount of $15,000, payable upon your first day of employment.

        It will be recommended to the Board that you be granted an option to purchase 50,000 shares of common stock of DivXNetworks, Inc. You will also be eligible for an additional 15,000 share of common stock based upon your performance in 2005. The price per share for these options will be fixed based on the Company's common stock price for the three days prior to date of grant. Subject to your continued employment by the Company, this grant will vest according to the following 4-year schedule: 25% on the one-year anniversary of the commencement date of your employment and then 1/48 per completed month thereafter.

        With regard to benefits, you will receive all the employment benefits available to full time, regular exempt employees of DivXNetworks, Inc. These benefits include medical, dental, life insurance, AD&D, and STD/LTD, for which the premiums for employees are paid 99% by the Company, accrual of 20 days vacation during the year, and 9 paid holidays. In addition you can contribute to the Company's 401(k) plan; currently, there is no Company matching of 401(K) contributions. Details about these benefits are provided in the Benefits Summary, which is available for your review. DivXNetworks, Inc. may modify your compensation and benefits from time to time as it deems necessary.

        Normal working hours are from 8:30a.m. to 5:30p.m., Monday through Friday. Your position is salaried and ineligible for overtime pay. Your particular schedule will be coordinated between you and your manager. You may be expected to work additional hours as required by the nature of your work assignments. DivXNetworks, Inc. acknowledges that, at your expense, you are completing your graduate studies through night school.

        As an employee at DivXNetworks, Inc. you will be expected to abide by the Company's rules and regulations and acknowledge in writing that you have read the Company's Employee Handbook, which will govern the terms and conditions of your employment.

        In accordance with the Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States. On your first day of employment, you will need to provide us with this proof. Please refer to the enclosed list of acceptable documents. If you do not have these documents, please contact me prior to your first day of employment.

        The terms of your employment relationships with DivXNetworks, Inc. is and always will be one of voluntary, "at will" employment. This means you may terminate your employment with DivXNetworks, Inc. at any time and for any reason whatsoever simply by notifying DivXNetworks, Inc. Likewise,

DivXNetworks, Inc. may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. "At will" cannot be changed unless in writing by the Chief Executive Officer of the Company.

        As an employee of DivXNetworks, Inc. you will have access to confidential information, and you may, during the course of your employment, develop information or inventions, which will be the property of DivXNetworks, Inc. To protect the interest of DivXNetworks, Inc., you will be require to sign and comply with the attached "Employee Innovations and Proprietary Rights Assignments Agreement" and it must be accepted by DivXNetworks, Inc. as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or other person or to violate any other obligations you may have in your former employer or other person. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality

        This written offer together with your signed "Employee Innovations and Proprietary Rights Assignment Agreement" attached hereto, constitutes all conditions and agreements regarding your employment by DivXNetworks, Inc. and supersedes all previous written or verbal comments by the Company. No representative other than myself or my successor as CEO, if any, has any authority to alter or add to any of the terms and conditions herein.

        Please contact me to indicate your response to this offer. Upon your acceptance, return the original and retain the copy for your records. Following your acceptance, please review, sign and return the "Employee Innovations and Proprietary Rights Assignment Agreement," along with your signed offer letter. This employment offer expires on December 24, 2004.

        Your experience and talents will be a strong addition to DivXNetworks, Inc. We are looking forward to having you join our team.

Regards, DivXNetworks, Inc. /s/ R. JORDAN GREENHALL Jordan Greenhall CEO

        I have read this offer letter in its entirety and agree to its terms and conditions of employment. I understand and agree that my employment with DivXNetworks, Inc. is "at will".

12/20/2004 Date Signed	/s/ CHRIS RUSSELL Signature
TBD Start Date

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